Certain confidential portions of this Exhibit are omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) the Company customarily and actually treats that information as private or confidential.

Base Agreement# [***]

Embedded Solution Agreement Attachment for Build Fund Cloud Credits

The terms of this Attachment supplement, and are in addition to, the terms of the Embedded Solution Agreement (Base Agreement # [***]), including its applicable Attachments and Service Descriptions agreed to between the parties (collectively the “Agreement” or “ESA”).

By electronically accepting or physically signing this Attachment, you agree to become a participant in the Build Fund Program (the “Program”), as further described below.

1.   Program Goals and Rules

The Program (the “Program”) is intended to help IBM Ecosystem members who have an active ESA (“Participant”) with IBM’s key initiatives by providing resources, global reach and in-depth knowledge and experience with enterprise customers.

2.  Cloud Credits and Services

Participants will be provided with the specified Cloud Credits for the authorized purpose set out in Exhibit A for use in their Embedded Solution. Cloud Credits are not transferable, and Participants are limited to commercial (non-government) enterprises, as determined by IBM in its sole discretion.

The Cloud Credits are available to Participants, as set out in Exhibit A, and must be used before the date of expiration. Excess credits above actual usage in any stated time frame will not carry over and cannot be otherwise redeemed. Usage of an IBM Cloud Service above the level of the available credits will be billed in accordance with the standard rates and terms for that Service, or as mutually agreed. For those IBM Cloud Services that offer separately priced support offerings, part of the Cloud Credit will be applied to those support offerings.

Participant may also be provided with IBM Services as set out in Exhibit A which will be provided under the terms of the Agreement and/or any additional Agreements set out in Exhibit A.

3.  Participant Obligations

Participant may not assign its participation in this Program or its Cloud Credits or IBM Services to any other organization or entity without IBM's prior written approval.

Participant may only use Cloud Credits or IBM Services for the purpose of developing an Embedded Solution, and not for an End Users particular transaction.

4.  Compliance Responsibilities

IBM reserves the right to review your compliance to the terms and conditions of this TD and Participant agrees that it will provide information that IBM requests in connection with this TD and its attachments. Notwithstanding anything to the contrary in the Agreements, IBM may terminate this TD and any other Agreement if ethics, integrity, or legal concerns arising from IBM’s review causes IBM to question the appropriateness of continuing this TD, after affording the Participant a reasonable opportunity to respond to and address those concerns. In addition, Participant agrees to promptly reimburse IBM for any payments made under this TD which are related to the IBM’s review findings.

5.  Term and Termination

This Attachment shall remain in effect upon IBM’s acceptance of this Attachment (the “Attachment Effective Date”) until the expiration of the Cloud Credits. Credits will become active when Participant activates their account with the promotion code provided by IBM. Unless otherwise approved in writing by IBM, the Attachment for Cloud Credits expires twelve (12) months from the Attachment Effective Date.

Upon termination or expiration of this Attachment, Participants may continue to use the IBM Cloud Services pursuant to the ESA and such Cloud Services' standard terms and conditions. Under the standard terms and conditions for IBM Cloud Services, the Participant will be automatically billed monthly for usage of any IBM Cloud Services at the then-current rates based on the metrics described in the applicable IBM Cloud Service Description, or as described in mutually agreed terms.

IBM may terminate Participant's credits available under this Program for any reason, in IBM’s discretion, including if (1) any information provided by, or on behalf of, Participant to determine Participant's eligibility for the Program is untrue or (2) the Participant breaches the terms of this Attachment or the Agreement.

Agreed to: Agassi Sports Entertainment Corp	Agreed to: International Business Machines Corporation (IBM)
By_/s/ Ronald Boreta____________________ Authorized signature	By_/s/ Lu Guido_________________________ Authorized signature
Title: CEO	Title: America’s ESA Leader
Name (type or print): Ronald Boreta	Name (type or print): Lu Guido
Date: Feb. 2, 2026	Date: Feb. 2, 2026
Business Partner Address:	IBM Address:
1120 N. Town Center Dr #160 Las Vegas, NV 89144

Exhibit A

Units of Cloud Credits:

Phase 1 - IBM will provide $50,000 USD IBM Cloud Credits with an expiration date of 6 months from the date the credits are applied into the Participant’s account. Credits to be utilized in 2026, consistent with the first “commitment period” defined in the ESA.

Allocation of Credits	Amount of Credits	Duration of Credits	Expiration of Credits
2Q 2026	$50,000 USD	6 Months	6 months from the date the credits are applied into the Participant’s account. Note: Promocodes must be applied within 30 days of being received.

Phase 2 - IBM will provide $200,000 USD IBM Cloud Credits with an expiration date of 6 months from the date the credits are applied into the Participant’s account. Credits become available January 1st, 2027, if second “commitment period” is initiated. If contract is terminated no additional credits will be issued.

Allocation of Credits	Amount of Credits	Duration of Credits	Expiration of Credits
1Q 2027	$100,000 USD	6 Months	6 months from the date the credits are applied into the Participant’s account. Note: Promocodes must be applied within 30 days of being received.
3Q 2027	$100,000 USD	6 Months	6 months from the date the credits are applied into the Participant’s account. Note: Promocodes must be applied within 30 days of being received.

Attachment Effective Date: Upon signature of this Attachment

Expiration Date: As noted above

Permitted Uses: Cloud credits will be used for development and testing of the partners embedded solution.

Associated Services: No associated services